Exhibit 3

                                   RESOLUTIONS
                                     OF THE
                              BOARD OF DIRECTORS OF
                         WYMAN PARK BANCORPORATION, INC.
                                   RELATING TO
                            AMENDMENTS TO THE BY-LAWS

         WHEREAS, the Board of Directors (the "Board") met and discussed its intention that the Company continue to be the holding company of a community-oriented financial institution designed to meet the needs of the communities it serves; and

         WHEREAS, substantially all of the Company's loans are originated within its primary market area and substantially all of its deposits are obtained from individuals or entities located in its primary market area; and

         WHEREAS, the Board has determined that in order to adequately assess and best serve the needs of the Company's primary market area a director must be knowledgeable of and actively involved in the communities the Company serves; and

         WHEREAS, the Board believes, based upon the foregoing, that it would be appropriate and in the best interest of the Company and its shareholders to amend its By-laws to require that all directors be domiciled in or have their primary place of business located in the Company's primary market area; and

         WHEREAS, the Board has considered the size and diversity of the population base of its primary market area and believes that, if necessary or desired, there is a sufficient pool of potentially qualified individuals located therein who would be available for consideration for nomination as a director of the Company; and

         WHEREAS, the Board has further reviewed the bylaws of the Company in order to ensure that they serve and provide sufficient flexibility to the Company and has determined, upon consultation with counsel, that certain further amendments be made to such bylaws in order to assist in accomplishing such goals.

         NOW THEREFORE, be it

         RESOLVED, that the Board hereby approves the adoption of an amendment to Article II of the By-laws by adding the following new Section 10, as follows:

                           Section 10. Qualifications. Any member of the Board of directors shall, in order to qualify as such, be domiciled in or have his or her primary place of business located in any county, a portion of which is within a twenty-five mile radius of any office of any financial institution subsidiary of the Company.

         BE IT FURTHER RESOLVED, that the appropriate officers of the Company be and hereby are authorized and directed to take all action necessary or appropriate to implement the foregoing resolutions and any actions previously taken by such officers be and hereby are approved, ratified and confirmed.

         I, Charmaine M. Snyder, the duly elected Secretary of Wyman Park Bancorporation, Inc., hereby certify that the foregoing is a true and accurate copy of the resolutions adopted by the Board of Directors of the company at a meeting held on 11th day of March, 1998, where a quorum was present and acting throughout.





Date: March 11, 1998                                 /s/ Charmaine M. Snyder
                                                     -----------------------
                                                         Charmaine M. Snyder